EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-98263, 333-97765, 333-83993, 333-50217, 333-50381, 333-107320, 333-63440, 333-39376, 333-121508, 333-116605, 333-115629, 333-127916, 333-136718, 333-134166, 333-63426, and 333-148547) and Form S-3 (No.’s 333-109508, 333-111945, 333-67948, 333-121511, 333-121509, 333-114249, 333-125975, 333-133935, 333-132562, 333-134131, 333-30778, 333-134131, 333-143261, 333-144880, and 333-145650), of Nanogen, Inc., of our reports dated March 28, 2008, with respect to the consolidated financial statements and schedule of Nanogen, Inc. and the effectiveness of internal control over financial reporting of Nanogen, Inc., included in this Annual Report (Form 10-K) for the year-ended December 31, 2007.

/s/ ERNST & YOUNG LLP

San Diego, California

March 28, 2008